IMMUNE THERAPEUTICS, INC., THROUGH ITS WHOLLY OWNED

SUBSIDIARY TNI BIOTECH INTERNATIONAL, LTD.,

INITIATES CLINICAL TRIAL IN MALAWI WITH LDN FOR THE

PREVENTION OF CERVICAL CANCER

ORLANDO, FL— Immune Therapeutics, Inc. (OTCQB-IMUN) (“IMUN”), headquartered in Orlando, Florida, is a clinical-stage biopharmaceutical company involved in the commercialization, manufacturing, distribution and marketing of its novel immunotherapies to combat chronic, life-threatening diseases through the activation and modulation of the body’s immune system.

IMUN, in conjunction with the College of Medicine Malawi, has initiated a clinical study with LDN for the prevention of cervical cancer. This is an open-label, multicenter study designed to determine the safety and acceptability of a single-visit approach to cervical cancer prevention in patients. Using a single-visit approach to prevent cervical cancer, women will be examined through visual inspection of the cervix with acetic acid wash (VIA) and, if tests results are positive, patients will be offered immediate cryotherapy of the precancerous lesion. The secondary objectives are to determine life extension, to improve the immune system of immune comprised patients by starting treatment with LDN.

The Brewer Foundation in partnership with IMUN arranged both the funding for the trial and the donation of the Wallach LL100 Cryosurgical system necessary to run the trial and treat patients.

“The joint goal of this ever-important initiative is to empower the people of Malawi and to provide affordable health solutions to those most vulnerable. With this trial, we, with IMUN and its subsidiaries, hope to combat cervical cancer and immediately start saving lives in our ongoing initiative to improve global health,” stated His Excellency, Ambassador Jack Brewer, Founder and Executive Director of JBF Worldwide.

Noreen Griffin, Chief Executive Officer of IMUN, said “With the increase in the number of patients in Africa suffering from cancer, the need for affordable non-toxic therapies becomes more important every day. We, with our partners GB Pharma and The Jack Brewer Foundation, intend to be part of finding a solution.”

Dr. Frank Taulo, the head of the OBGYN Department for Queen Elizabeth Central Hospital in Blantyre and Principal Investigator of the trial, explained, “Since the beginning of the cervical cancer prevention programme in Malawi, strides have been made regarding scaling up of the screening services and premalignant lesions treatment using cryotherapy. One of the biggest challenges has been the inadequate cryotherapy medical device. The timely donation of 10 cryotherapy guns has alleviated tremendously this anomaly. Now several centers are able to treat these lesions.”

About IMUN

IMUN is a biotechnology company working to combat chronic, life-threatening diseases through the activation and modulation of the body’s immune system using its patented immunotherapy. Its products and immunotherapy technologies are designed to harness the power of the immune system to improve the treatment of cancer, infections such as HIV/AIDS, chronic inflammatory diseases, and autoimmune diseases.

IMUN’s proprietary technology, therapies and patents include the treatment of a wide range of cancers. Its most advanced clinical programs involve immunotherapy with met-enkephalin (MENK) (sometimes referred to as opioid growth factor) and its LDN product or LodonalTM, which have been shown to stimulate the immune system even in patients with advanced cancer.

Forward Looking Statements

This release may contain forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to the possibility that some or all of the matters and transactions considered by IMUN and its subsidiaries may not proceed as contemplated, and by all other matters specified in IMUN’s filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to risk and uncertainty. IMUN and its subsidiaries do not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in IMUN’s filings with the Securities and Exchange Commission, including its recent periodic reports.

Contact

Amato and Partners, LLC

90 Park Avenue. 17th Floor

New York, NY 10016

admin@amatoandpartners.com